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                          HAMBRECHT & QUIST FUND TRUST

                             DISTRIBUTION AGREEMENT

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This Distribution Agreement (the "Agreement") is made as of this ___ day of
_________, 1999, by and between Hambrecht & Quist Fund Trust, an open-end management investment company organized as a Delaware business trust (the "Trust"), on behalf of each series of the Trust listed in Schedule I attached hereto, as may be amended from time to time (individually, a "Fund" and, collectively, the "Funds") and Hambrecht & Quist LLC, a Delaware limited liability company ("you").

SECTION 1.    GENERAL DUTIES AS DISTRIBUTOR OF FUND SHARES

    It is hereby agreed that you shall act as principal distributor for each Fund set forth on Schedule I and any other Fund as the parties may agree from time to time. Each Fund may be authorized to issue multiple classes of shares pursuant to Rule l8f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"). As distributor, you shall have the exclusive right to distribute, as agent for each Fund, shares of each class authorized and issued by the Fund and shall use your best efforts to solicit or otherwise cause sales of such shares. You also agree, as agent for each Fund, to accept for redemption the shares of each class authorized and issued by the Fund. Whenever the officers of the Trust deem it advisable for the protection of shareholders, they may suspend or cancel such authority with respect to one or more of the Funds. In the performance of these duties, you shall be guided by the requirements of this Agreement and the Trust's Agreement and Declaration of Trust and By-laws, all as amended from time to time, and each Fund's prospectus and statement of additional information, which are from time to time in effect under the Trust's Registration Statement filed with the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act"), and the 1940 Act. You shall also comply with all applicable federal and state laws, rules and regulations, all as amended from time to time, including, without limitation, all rules and regulations of the Commission and the National Association of Securities Dealers, Inc.

SECTION 2.    DEALERS

    You may, as agent, solicit qualified dealers for orders to purchase shares of the Funds and may enter into agreements with any such dealers, the form thereof to be determined by you.

SECTION 3.    SALES LITERATURE AND ADVERTISEMENTS

    You may provide, at your own expense, sales literature and advertisements to be used in connection with the sale of the Funds' shares. All such sales literature or advertisement must be approved in advance by a Trust officer. In connection with the sale of the Funds' shares, you are authorized to give only such information and to make only such statements or representations as are contained in each Fund's then-current prospectus or in such sales literature or advertisements.

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SECTION 4.    LIMITATION UPON INVESTMENT IN THE TRUST

    You shall not accept any initial or subsequent investment in shares of a Fund, except as described in the Fund's then-current prospectus.

SECTION 5.    OFFERING PRICE; NET ASSET VALUE PER SHARE

    Shares of each Fund shall be sold only at the offering price in effect at the time of such sale, as described in the then-current prospectus and statement of additional information of each Fund, and each Fund shall receive not less than the full net asset value thereof. Any front-end sales charge payable upon purchases and any contingent deferred sales charge ("CDSC") payable upon redemptions shall be retained by you, it being understood that such amounts shall not exceed those set forth in each Fund's then-current prospectus. You may re-allow to dealers all or any part of these sales charges.

    Any reference to "net asset value per share" shall refer to each Fund's net asset value per share computed in accordance with the Trust's Agreement and Declaration of Trust, each Fund's then-current prospectus and statement of additional information and the instructions of the Trustees, all as amended from time to time. The Trust or its agent shall advise you as promptly as practicable of each Fund's net asset value per share on each day on which it is determined.

SECTION 6.    DUTIES UPON SALE OR REDEMPTION OF SHARES OF THE TRUST

    You shall remit, or cause to be remitted, to the Trust's transfer agent the net asset value per share of all shares of each Fund sold by you. Each Fund shall, as promptly as practicable, cause the account of the purchaser to be credited with the number of shares purchased. The Trust shall not issue share certificates.

    You shall process, or cause to be processed, requests received from each Fund's shareholders for redemption of its shares, in the manner prescribed in the Fund's then-current prospectus and statement of additional information. Shares shall be redeemed at their net asset value per share next computed after receipt of the redemption request, subject to any applicable CDSC or redemption fee as set forth in the Fund's then current prospectus. You shall arrange for payment to such shareholders from each Fund's account with the custodian.

    You shall reimburse the respective Fund for any loss caused by the failure of a shareholder to confirm in writing any purchase or redemption order accepted by you. In the event that orders for the purchase or redemption of shares of a Fund are placed and subsequently canceled, you shall pay to that Fund, on at least an annual basis, an amount equal to the losses (net of any gains) realized by the Fund as a result of such cancellations.

SECTION 7.    INFORMATION RELATING TO THE TRUST

    The Trust or its agent shall furnish you, at its own expense, all information that you may reasonably request in connection with the distribution of the Funds' shares, including a certified copy of all financial statements and a signed copy of each report prepared by its independent public accountants. The Trust shall cooperate fully with you in your efforts to

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    sell the Funds' shares and in the performance by you of all of your duties under this Agreement.

SECTION 8.    FILING OF REGISTRATION STATEMENTS

    The Trust or its agent shall from time to time file and furnish to you at its own expense copies of such registration statements, amendments and supplements thereto, and reports or other documents as may be required under the 1933 Act, the 1940 Act, or the laws of the states in which you desire to sell shares of the Funds and shall take such other actions as may be reasonably necessary in connection with the registration or qualification of shares of the Funds under federal and state law.

SECTION 9.    MULTIPLE CAPACITIES

    Nothing contained in this Agreement shall be deemed to prohibit you or your affiliates from acting, and being separately compensated for acting, in one or more capacities on behalf of the Trust, including, but not limited to, the capacities of adviser, administrator and distributor. The Trust understands that you may act in one or more such capacities on behalf of other investment companies and customers. You shall give the Trust equitable treatment under the circumstances in supplying services in any capacity, but the Trust recognizes that it is not entitled to receive preferential treatment from you as compared with the treatment given to any other investment company or customer. Whenever you shall act in multiple capacities on behalf of the Trust, you shall maintain the appropriate separate account and records for each such capacity.

SECTION 10.   PAYMENT OF FEES AND EXPENSES

    You shall be entitled to receive from the Funds for your services as distributor the fees payable in accordance with any plans adopted by the Funds (or class of shares of the respective Funds) pursuant to Rule l2b-1 under the 1940 Act. The foregoing shall not be deemed to limit your right to receive and retain any front-end sales charges or CDSCs referred to in
    Section 5 hereof.

SECTION 11.   LIABILITY OF THE DISTRIBUTOR

    You shall be liable for your own acts and omissions caused by your willful misfeasance, bad faith, or gross negligence in the performance of your duties, or by your reckless disregard of your obligations under this Agreement, and nothing herein shall protect you against any such liability to the Trust or its shareholders. Subject to the foregoing, you shall not be liable for any action taken or omitted on advice, obtained in good faith, of counsel.

SECTION 12.   YEAR 2000

    You have (i) initiated a review and assessment of all areas within your business and operations (including those affected by your suppliers and vendors) that could be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications used by you (or your suppliers, vendors and customers) may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31,

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    1999), (ii) developed a plan and timeline for addressing the Year 2000
    Problem on a timely basis, and (iii) to date, implemented that plan substantially in accordance with that timetable. Based on the foregoing, you believe that all computer applications (including those of your suppliers and vendors) that are material to your business and operations applicable to this Agreement will on a timely basis be able to perform properly date-sensitive functions for all dates before and after January 1, 2000 (that is, be "Year 2000 compliant").

SECTION 13.   TERMINATION OF AGREEMENT; ASSIGNMENT

    This Agreement may be terminated at any time, without the payment of any penalty, on 60 days' written notice (i) by you; (ii) by the Trust as to any Fund, or class thereof, acting pursuant to a resolution adopted by a majority of the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the 12b-1 plan relating to such Fund or class or in any agreement related to the 12b-1 plan relating to such Fund or class; or (iii) by the vote of the holders of the lesser of (1) 67% of the shares of such Fund, or class thereof, present at a meeting if the holders of more than 50% of the outstanding shares are present in person or represented by proxy, or (2) more than 50% of the outstanding shares of such Fund, or class thereof. This Agreement shall automatically terminate in the event of its assignment. Termination shall not affect the rights of the parties which have accrued prior thereto.

SECTION 14.   DURATION

    Unless sooner terminated, this Agreement shall continue in effect for one year from the date herein above first written, and from year to year thereafter until terminated, provided that the continuation of this Agreement and the terms hereof are specifically approved annually in accordance with the requirements of the 1940 Act, as modified or superseded by any rule, regulation, order or interpretive position of the Commission.

SECTION 15.   DEFINITIONS

    The terms "assignment" and "interested person" when used in this Agreement shall have the meanings given such terms in the 1940 Act.

SECTION 16.   CONCERNING APPLICABLE PROVISIONS OF LAW, ETC

    This Agreement shall be subject to all applicable provisions of law, including, without being limited to, the applicable provisions of the 1940 Act, the 1933 Act, and the Securities Exchange Act of 1934, as amended; and to the extent that any provisions of this Agreement are in conflict with such laws, the latter shall control.

    This Agreement is executed and delivered in California, and the laws of the State of California shall govern the construction, validity and effect of this Agreement.


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SECTION 17.   MISCELLANEOUS.

    The obligations of the Trust and each Fund, or each class thereof, are not personally binding upon, nor shall resort be had to the private property of, any of the Trustees, shareholders, officers, employees or agents of the Trust or any Fund, but only the relevant Fund's, or class's thereof, property shall be bound. No Fund shall be liable for the obligations of any other Fund.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


HAMBRECHT & QUIST FUND TRUST

By:
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Name:    David R. Krimm
Title:   President


HAMBRECHT & QUIST LLC

By:
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Name:
     --------------------------
Title:
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                                   SCHEDULE I

       H&Q IPO & Emerging Company Fund







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